LIBERTY ALL-STAR® GROWTH FUND, INC.

1290 BROADWAY, SUITE 1100

DENVER, COLORADO 80203

March 10, 2010

Dear Fellow Stockholders:

We recently mailed you proxy materials for the upcoming Annual Meeting of Stockholders of Liberty All-Star® Growth Fund, Inc. (the “Fund”), to be held on April 29, 2010.  Those materials discuss the two proposals you will be asked to vote on at the Annual Meeting: (1) To elect two Director nominees to the Fund’s Board of Directors (the “Board”); and (2) To approve a new portfolio management agreement among the Fund, ALPS Advisors, Inc. and Mazama Capital Management, Inc. (the “Agreement”).

Your Board recommends that you vote

FOR each Director nominee and FOR the Agreement.

We urge you to review the Fund’s proxy materials and vote in accordance with your Board’s recommendations by using the enclosed WHITE Proxy Card to vote “FOR” each Director nominee and “FOR” the Agreement.  If you have already returned a WHITE Proxy Card, we thank you for your support.

You also may have received proxy solicitation material with a green proxy card from Full Value Partners L.P. (“FVP”), seeking your support to oppose the Fund’s Director nominees and the proposal to approve the Agreement.  You should know that FVP’s solicitation is not endorsed by your Fund or your Board and that neither believes that delaying approval of proposals or supporting FVP’s suggestions is in the best interests of long-term stockholders.

You also should know that FVP is a private partnership controlled by Phillip Goldstein and his associates, who have a history of initiating proxy contests to force closed-end funds to take steps to create short-term benefits at the expense of long-term stockholders.  FVP’s solicitation in this case does not directly seek a vote on any specific Fund action.  Instead, it is designed to prevent the Board and ALPS Advisors, Inc., the Fund’s investment adviser, from effectively managing the Fund’s sub-advisers.  FVP does not claim that Mazama Capital Management, Inc. would perform poorly as a sub-adviser for the Fund.  Instead, FVP argues that you should take advantage of the need to vote on the Agreement to pressure the Fund to convert to an open-end fund.  We disagree.  FVP makes numerous unsupported statements out of context that may mislead stockholders.  When reviewing FVP’s proxy materials and FVP’s claims about the Fund, please consider the following:

•

The Fund has better long-term performance than its benchmark index and peer group average.  FVP has criticized the Fund’s long-term performance, citing the Fund’s 1.35% per annum decline in its net asset value (with dividends reinvested) during the ten-year period ended January 31, 2010.  FVP, however, fails to include that the Fund has outperformed its benchmark index and its Lipper peer group average for that ten-year period on both a net asset value basis and a market price basis.  The Fund’s benchmark index and Lipper peer group had average annual returns of negative 3.78% and negative 2.21% (with dividends reinvested), respectively, for the same period.  It is also important to note that this ten-year period was one of the worst investment periods in U.S. stock market history.

•

The Fund’s long-term discount is modest and compares favorably with its peers.  FVP has criticized the discount at which Fund shares trade to net asset value without providing any information about the discount or premium over time or compared to the Fund’s peers.  During that same ten-year period ended January 31, 2010 cited by FVP with respect to performance, the Fund’s average discount was 4.5%, and at times the Fund traded at a premium to net asset value.  In comparison, over the same period, the average discount for the Fund’s peer group was 5.8%, or over 28% greater than that of the Fund.  Moreover, in the last year, the Fund’s discount has decreased by over 50% and is currently comparable to its peer group average.

•

The Fund’s multi-manager structure is appropriate and effective.  FVP has claimed that your Board is “continually trying to replace unsatisfactory investment managers” and that “the Fund’s multi-manager strategy has not worked very well.”  The facts contradict these statements.  The Fund’s long-term track record provides clear testimony to the value of the multi-manager strategy.  Your Board and management believe that the multi-manager approach can produce superior returns with relatively less overall volatility.  In fact, for the ten-year period ended January 31, 2010, the Fund was the second best performer among its Lipper peer group of 70 funds when both return and non-market volatility in relation to its benchmark are taken into consideration.  Impairing our ability to replace sub-advisers on a timely basis when we have identified a fundamental need to do so, as FVP is advocating, would impair our ability to continue to deliver less volatile, above average relative long-term results.

•

The Fund’s short-term performance is better than its benchmark index and peer group average.  The Fund’s 2010 year-to-date returns on a net asset value basis and market price basis are better than that of its benchmark index and its Lipper peer group average and place the Fund in the top ten percent of its Lipper peer group.  These very favorable results have been achieved with Mazama Capital Management, Inc. managing one third of the Fund’s assets.

In addition, we assure you that ALPS Advisors, Inc. and your Board consistently monitor the Fund’s investment performance and discount relative to its peers. We do not believe that drastic actions proposed by FVP, such as open-ending the Fund, would serve the interests of the Fund and its long-term stockholders.  Such actions present significant risks and ramifications, which FVP does not explain or even acknowledge in its proxy materials.

Because we believe FVP is not acting in your best interests, we encourage you to disregard FVP’s proxy materials and to vote using only the WHITE Proxy Card provided by the Fund.

Whether or not you plan to attend the Annual Meeting, please complete, sign and date the WHITE Proxy Card to ensure that your vote is counted.   Please do not sign or vote using any green or other color proxy card sent to you by FVP or its associates.  Even if you have already voted using FVP’s green proxy card, you have the right to change your vote simply by executing and submitting the WHITE Proxy Card.  Only the last dated proxy card will be used.

If you have questions about voting or the matters to be voted upon at the Annual Meeting, we encourage you to call our solicitor, The Altman Group, toll-free at 1-800-499-7619.

We thank you for your continued support of your Board and Fund.

Very truly yours,

William R. Parmentier, Jr.

President, Liberty All-Star® Growth Fund, Inc.

All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by the Fund with the SEC.  Actual results may differ materially from such forward-looking statements.  The Fund assumes no obligation for updating any such forward-looking statement at any time.